Exhibit 99.2

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2008 SECOND QUARTER RESULTS

Second Quarter 2008 Highlights

•                  Record sales of $359.5 million are 24.1% higher than last year (17.5% in constant currency). Led by a 28.5% increase in commercial aero sales (25.1% in constant currency)

•                  Net income of $26.7 million, $0.27 per diluted share ($0.21 adjusted for one time items) versus $0.18 last year

•                  New prepreg plant to be built in Colorado to support the rapidly growing US wind energy market

Summary of Results from Continuing Operations

	Quarter Ended June 30,		%	Six Months Ended June 30,		%
(In millions, except per share data)	2008	2007	Change	2008	2007	Change

Net Sales	$359.5	$289.8	24.1%	$704.0	$572.4	23.0%
Operating Income	29.3	34.0	(13.8)%	65.7	63.9	2.8%
Net Income	26.7	17.5	52.6%	49.9	32.3	54.5%
Diluted net income per common share	$0.27	$0.18		$0.51	$0.33

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (Table C)	$38.1	$34.5	10.4%	$77.8	$65.5	18.8%
As a% of sales	10.6%	11.9%		11.1%	11.4%
Adjusted Net Income (Table D)	20.3	17.5	16.0%	42.7	32.3	32.2%
Adjusted diluted net income per share	$0.21	$0.18		$0.44	$0.33

STAMFORD, CT. July 21, 2008 – Hexcel Corporation (NYSE: HXL), today reported results for the second quarter of 2008.  Net sales from continuing operations during the quarter were $359.5 million, 24.1% higher than the $289.8 million reported for the second quarter of 2007.  Operating income for the second quarter was $29.3 million, compared to $34.0 million for the same quarter last year.  The 2008 operating income included $7.6 million of additional environmental reserves for remediation of a manufacturing facility sold in 1986.  Net income from continuing operations for the second quarter of 2008 was $26.7 million, or $0.27 per diluted share, compared to $17.5 million or $0.18 per diluted share in 2007, aided by an $11.1 million net tax benefit primarily from the reinstatement of previously written off U.S. deferred tax assets.  Excluding the environmental charge and the tax benefit, adjusted net income from continuing operations for the second quarter of 2008 was $0.21 per share (see Table D).

Chief Executive Officer Comments

Mr. Berges commented, “We are pleased with the continued strength of our core aerospace and wind markets which translated into 17.5% constant currency sales growth year over year.  These higher sales drove growth in adjusted net income by 16% in the quarter and by nearly 33% year to date. Start-up costs for four new facilities, a further weakening of the dollar and some input costs put pressure on our results, but we are maintaining our guidance of $0.90 - 0.95 per diluted share for the year adjusted for one time items.”

“Each of our new European facilities has demonstrated their capability to achieve the required technical standards and we have now moved to the customer qualification stage, with our new A350 prepreg system using Hexcel carbon fiber being one of the first priorities.”

“Despite the abundance of bad economic news, demand for our products remains robust as does our outlook. For wind energy, our new glass prepreg plant in Tianjin China is scheduled to be opened in October and is expected to rapidly reach its targeted utilization in the second quarter of 2009.  We are announcing a new glass prepreg plant in Colorado to support the emerging North American wind turbine blade manufacturing capacity. With renewable energy targets now set in 30 states, the U.S. is expected to continue to be a strong growth market for wind turbines and we are pleased to see our customers investing in the region.”

“As we previously announced in the second quarter, Hexcel will be supplying carbon fiber prepregs for major primary structures on the new Airbus A350, an award that could generate $4-5 billion over the life of the contract – the largest contract in Hexcel’s history.”

“As the cost of fuel climbs, the case for wind energy and newer, larger, lighter aircraft like the A350, B787 and A380 become even more compelling.  We remain convinced that our 2010 revenue target of $1.7 billion is still achievable.”

Markets

Commercial Aerospace

•                  Commercial aerospace sales of $198.7 million grew 28.5% (25.1% in constant currency) over second quarter 2007.  Sales to Airbus and its subcontractors grew over 30% for the second quarter in a row as we generally benefited across all programs.  In addition, we are delivering significant quantities of carbon fiber prepreg materials to a number of Airbus sites in support of the A350 development program.  Sales to Boeing and its subcontractors increased about 12% over the second quarter of 2007, even though B787 sales were dampened as customers reduced their requirements to align themselves with the program’s delay.

•                  Sales to “other aerospace” which includes a wide range of aircraft producers as a group were up over 25% for the sixth consecutive quarter as both regional jets and turboprop build rates have been strong.

Industrial

•                  Industrial sales of $85.8 million were up 13.1% over the second quarter 2007, though they were essentially flat on a constant currency basis.  Industrial sales other than for wind energy were again impacted by capacity constraints to meet the strong aerospace sales and by portfolio pruning.

•                  Year to date wind energy revenue maintains its mid-teens growth, on a constant-currency basis, as the market outlook for wind remains robust. Our customers continue to expect strong global growth and we are moving to support them with our new facilities in China and the U.S.

Space & Defense

•                  Space & Defense sales of $75.0 million for the quarter were 26.6% higher compared to the second quarter of 2007 (21.5% in constant currency).  The growth was across a wide range of programs, led again by the continued strength in global rotorcraft sales and growth in European military aircraft such as the A400M program.

Operations

•                  Gross margin decreased to 21.2% for the quarter compared to 24.3% for the second quarter of 2007.  The benefits of higher volume were offset by the impact of start-up activities associated with the new facilities in Spain, France, Germany and China (about 200 basis points), exchange rates (about 110 basis points) and certain commodity materials, utility and freight rates (about 100 basis points).  We aim to have the new European facilities at least cover their costs in the second half of this year, and China next year. We are increasing prices as contracts and market conditions permit as well as implementing cost reduction actions.

•                  Selling, general and administrative expenses increased by $2.6 million to $30.0 million for the quarter.  About two-thirds of the increase is due to exchange rates.  Research and technology expenses were $0.5 lower than last year as last year’s results were impacted by the development and qualification costs of our HexMC® products.

Tax

•                  The Company has U.S. net operating loss (NOL) carry-forwards, the use of which are limited by an “ownership change” in 2003 as defined by Internal Revenue Code (IRC) Section 382.  We identified and are implementing tax planning strategies which support a change in our estimate of the NOL carry-forwards which we expect to realize in the future.  Accordingly, in the second quarter of 2008, we reinstated $14.7 million of U.S. deferred tax assets which had previously been written off.  In addition, primarily as a result of the elimination of our pension obligation for the terminated U.S. defined pension plan, a $3.6 million tax provision (previously included in other comprehensive income) was recognized in the second quarter.   The net of these items increased our net income by $11.1 million or $0.11 per diluted share – and we expect to realize a $14.7 million cash savings as we use the net operating loss carry-forwards over the next few years.

•                  After excluding one-time adjustments to the tax provision, our year-to-date effective tax rate is 38.5%.  We continue to review our tax strategies to align with our changing manufacturing footprint and prospects.

Cash and other

•                  Total debt, net of cash as of June 30, 2008 was $376.2 million, an increase of $30.9 million (see table F) during the quarter.  Higher working capital needs arising from sales growth and the higher capital spending contributed to the increase.

•                  Capital spending for the quarter was $42.3 million compared to $30.5 million in the second quarter of 2007, primarily due to our capacity expansion plans.

•                  The second quarter of 2008 included $7.6 million of additional environmental reserves (recorded in other operating expense) to remediate our former Lodi, New Jersey manufacturing facility sold in 1986.  While we have an agreed plan to clean the site, we continue to develop information about site contamination and have recently concluded that the extent and projected length of time to complete the remediation is likely to be greater than we had previously anticipated.

Guidance

•                  As we continue to accelerate our capacity additions and launch early phase capacity for the A350, our capital expenditure forecast has increased for 2008 from $150 million to $175 million.

•                  Our sales guidance for the year was an increase of 10% - 15% over 2007 in constant currency; we now expect to be at the high end of the range but with a mix shift from industrial to aerospace.

•                  We had expected to end 2008 with net debt of $300 - $320 million.  With the increase in capital expenditure forecast and the higher working capital usage as a result of the increase in sales, we now expect year end net debt to be $340 - $360 million.

•                  The weakening dollar vs. the Euro again hurt our returns, especially as a percent of sales, lowering operating income by 130 basis points compared to the second quarter of last year. The dollar has weakened 15% against the Euro as compared to our guidance in December and if it stays at its current level, our 12-12.5% operating margin goal would translate to 11.3-11.8% for the year.

•                  We reaffirm our 2008 guidance of $0.90 - $0.95 per share (excluding one-time items such as tax benefits, pension and environmental charges) and still target the high end of the range, though the oil cost surge and continued weakening of the dollar have created new challenges that we are striving to meet.

*****

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, July 22, 2008 to discuss the second quarter results and respond to analyst questions.  The telephone number for the conference call is (913) 981-5549 and the confirmation code is 2744154.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments we serve (including growth in commercial aerospace revenues, the estimates and expectations based on aircraft production rates made publicly available by Boeing and Airbus, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues including rotorcraft applications and the trend in wind energy, recreation and other industrial applications); our focus on maintaining and improving margins; the expected impact of currency exchange rates and the price of oil on our cost structure; and our expectations of 2008 earnings per share.  Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates, environmental regulations and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Investors:	Media:

Wayne Pensky	Michael Bacal
(203) 352-6839	(203) 352-6826
wayne.pensky@hexcel.com	michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Unaudited
	Quarter Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2008	2007	2008	2007
Net sales	$359.5	$289.8	$704.0	$572.4
Cost of sales	283.4	219.4	547.8	430.5
Gross margin	76.1	70.4	156.2	141.9
% Gross Margin	21.2%	24.3%	22.2%	24.8%

Selling, general and administrative expenses	30.0	27.4	62.0	58.4
Research and technology expenses	8.0	8.5	16.5	18.0
Business consolidation and restructuring expenses	1.2	0.5	1.8	1.6
Other operating expense (a)	7.6	—	10.2	—
Operating income	29.3	34.0	65.7	63.9
Interest expense, net	5.9	6.0	10.9	11.7
Non-operating expense	—	—	—	0.4
Income from continuing operations before income taxes, equity in earnings and discontinued operations	23.4	28.0	54.8	51.8
(Benefit) Provision for income taxes (b)	(2.0)	11.9	7.5	21.9
Income from continuing operations before equity in earnings and discontinued operations	25.4	16.1	47.3	29.9
Equity in earnings from affiliated companies	1.3	1.4	2.6	2.4
Net income from continuing operations	26.7	17.5	49.9	32.3
Loss from discontinued operations, net of tax	—	(8.7)	—	(6.8)
Gain on sale of discontinued operations, net of tax	—	—	—	6.8
Net income	$26.7	$8.8	$49.9	$32.3
Basic net income per common share:
Continuing operations	$0.28	$0.18	$0.52	$0.34
Discontinued operations	—	(0.09)	—	—
Net income per common share	$0.28	$0.09	$0.52	$0.34
Diluted net income per common share:
Continuing operations	$0.27	$0.18	$0.51	$0.33
Discontinued operations	—	(0.09)	—	—
Net income per common share	$0.27	$0.09	$0.51	$0.33
Weighted-average common shares:
Basic	96.2	94.4	96.2	94.4
Diluted	97.8	96.3	97.8	96.3

(a)          Other operating expense for the quarter reflects a charge related to the increase in environmental remediation liabilities. Other operating expense for the six months ended June 30, 2008 also includes a charge related to the termination of our U.S. defined benefit plan.

(b)         The (Benefit)/Provision for income taxes for the quarter and six months ended June 30, 2008 includes ($11.1) million and ($13.6) million, respectively, in benefits primarily from the reinstatement of U.S. deferred tax assets previously written off.

Hexcel Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	Unaudited
(In millions)	June 30, 2008	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$19.3	$26.4	$28.1
Accounts receivable, net	245.4	237.7	192.8
Inventories, net	207.7	202.4	179.4
Prepaid expenses and other current assets	47.7	27.2	34.7
Total current assets	520.1	493.7	435.0

Property, plant and equipment	954.4	920.0	858.8
Less accumulated depreciation	(436.8)	(433.4)	(415.7)
Net property, plant and equipment	517.6	486.6	443.1

Goodwill and other intangible assets, net	57.1	57.1	56.8
Investments in affiliated companies	20.0	18.8	17.5
Deferred tax assets	83.0	87.9	88.7
Other assets	20.0	19.6	19.4
Total assets	$1,217.8	$1,163.7	$1,060.5

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of capital lease obligations	$1.7	$0.6	$0.4
Accounts payable	143.8	162.8	144.2
Accrued liabilities	87.1	77.2	99.7
Total current liabilities	232.6	240.6	244.3

Long-term notes payable and capital lease obligations	393.8	371.1	315.5
Other non-current liabilities	89.3	83.5	73.1
Total liabilities	715.7	695.2	632.9

Stockholders’ equity:
Common stock, $0.01 par value, 200.0 shares authorized, 98.0 shares issued at June 30, 2008, 97.8 shares issued at March 31, 2008 and 97.6 shares issued at December 31, 2007	1.0	1.0	1.0
Additional paid-in capital	523.6	519.5	513.3
Accumulated deficit	(47.6)	(74.2)	(97.4)
Accumulated other comprehensive income	48.3	45.1	32.6
	525.3	491.4	449.5
Less – Treasury stock, at cost, 1.9 shares at June 30, 2008, 1.8 shares at March 31, 2008 and December 31, 2007	(23.2)	(22.9)	(21.9)
Total stockholders’ equity	502.1	468.5	427.6
Total liabilities and stockholders’ equity	$1,217.8	$1,163.7	$1,060.5

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Unaudited
	Year to Date Ended June 30,
(In millions)	2008	2007

Cash flows from operating activities
Net income from continuing operations	$49.9	$32.3

Reconciliation to net cash (used for) provided by operating activities:
Depreciation and amortization	22.4	19.6
Amortization of debt discount and deferred financing costs	0.8	0.9
Deferred income taxes	(3.5)	14.6
Business consolidation and restructuring expenses	1.8	1.6
Business consolidation and restructuring payments	(3.2)	(8.6)
Equity in earnings from affiliated companies	(2.6)	(2.4)
Share-based compensation	6.9	6.7
Excess tax benefits on share-based compensation	(1.0)	(3.1)
Loss on early retirement of debt	—	0.4

Changes in assets and liabilities:
(Increase) in accounts receivable	(42.9)	(19.6)
(Increase) in inventories	(20.9)	(14.2)
Decrease in prepaid expenses and other current assets	1.9	0.3
(Decrease) increase in accounts payable/accrued liabilities	(21.9)	8.8
Changes in other non-current assets and long-term liabilities	6.8	(10.3)
	—	—
Net cash (used for) provided by operating activities	(5.5)	27.0

Cash flows from investing activities
Capital expenditures	(86.2)	(46.0)
Net proceeds from sale of discontinued operations	—	25.0
Investment in affiliated companies	—	(2.1)
Net cash (used for) investing activities	(86.2)	(23.1)

Cash flows from financing activities
Borrowings from senior secured credit facility – term C loan	79.6	—
Borrowings from senior secured credit facility - revolver, net	—	28.0
Repayments of senior secured credit facility – term B loan	—	(36.2)
Repayments of capital lease obligations and other debt, net	(0.2)	(0.2)
Activity under stock plans	1.8	7.6
Net cash provided by (used for) financing activities	81.2	(0.8)
Net cash used for operating activities, discontinued operations	—	7.9
Net cash used for investing activities, discontinued operations	—	(1.6)
Effect of exchange rate changes on cash and cash equivalents	1.7	0.9
Net (decrease) increase in cash and cash equivalents	(8.8)	10.3
Cash and cash equivalents at beginning of period	28.1	25.7
Cash and cash equivalents at end of period	$19.3	$36.0

Hexcel Corporation and Subsidiaries

Net Sales to Third-Party Customers by Market Segment

Quarters Ended June 30, 2008 and 2007	(Unaudited)	Table A

(In millions)	As Reported			Constant Currency (a)
Market Segment	2008	2007	B/(W) %	FX Effect (b)	2007	B/(W) %
Commercial Aerospace	$198.7	$154.6	28.5	$4.2	$158.8	25.1
Industrial	85.8	75.9	13.1	9.5	85.4	0.5
Space & Defense	75.0	59.2	26.6	2.5	61.7	21.5
Consolidated Total	$359.5	$289.8	24.1	$16.2	$305.9	17.5

Consolidated % of Net Sales	%	%	%
Commercial Aerospace	55.3	53.4	51.9
Industrial	23.9	26.2	27.9
Space & Defense	20.8	20.4	20.2
Consolidated Total	100.0	100.0	100.0

Six Months Ended June 30, 2008 and 2007	(Unaudited)	Table A

(In millions)	As Reported			Constant Currency (a)
Market Segment	2008	2007	B/(W) %	FX Effect (b)	2007	B/(W) %
Commercial Aerospace	$390.6	$298.7	30.8	$8.2	$306.9	27.3
Industrial	164.1	150.0	9.4	17.7	167.6	(2.1)
Space & Defense	149.3	123.7	20.7	5.0	128.8	16.0
Consolidated Total	$704.0	$572.4	23.0	$30.9	$603.3	16.7

Consolidated % of Net Sales	%	%	%
Commercial Aerospace	55.5	52.2	50.9
Industrial	23.3	26.2	27.8
Space & Defense	21.2	21.6	21.3
Consolidated Total	100.0	100.0	100.0

(a)

To assist in the interpretation of our net sales trend, total net sales and sales by market for the quarter and six months ended June 31, 2007 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2008 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information			(Unaudited)	Table B

(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Second Quarter 2008
Net sales to external customers	$292.5	$67.0	$—	$359.5
Intersegment sales	10.8	—	(10.8)	—
Total sales	303.3	67.0	(10.8)	359.5

Operating income (loss)	39.7	8.0	(18.4)	29.3
% Operating margin	13.1%	11.9%		8.2%
Adjusted % operating margin (see Table C)	13.5%	11.9%		10.6%

Depreciation and amortization	10.3	1.1	—	11.4
Business consolidation and restructuring expenses	1.2	—	—	1.2
Stock-based compensation expense	0.6	0.1	1.0	1.7
Capital expenditures	40.9	0.7	0.7	42.3

Second Quarter 2007
Net sales to external customers	$231.9	$57.9	$—	$289.8
Intersegment sales	8.4	0.9	(9.3)	—
Total sales	240.3	58.8	(9.3)	289.8

Operating income (loss)	38.2	5.1	(9.3)	34.0
% Operating margin	15.9%	8.6%		11.7%
Adjusted % operating margin (see Table C)	15.8%	9.9%		11.9%

Depreciation and amortization	8.9	1.0	—	9.9
Business consolidation and restructuring expenses	(0.2)	0.7	—	0.5
Stock-based compensation expense	0.9	0.2	0.8	1.9
Capital expenditures	29.0	0.8	0.7	30.5

First Six Months 2008
Net sales to external customers	$570.4	$133.6	$—	$704.0
Intersegment sales	21.9	0.3	(22.2)	—
Total sales	592.3	133.9	(22.2)	704.0

Operating income (loss)	84.1	16.1	(34.5)	65.7
% Operating margin	14.2%	12.0%		9.3%
Adjusted % operating margin (see Table C)	14.5%	12.0%		11.1%

Depreciation and amortization	20.2	2.1	0.1	22.4
Business consolidation and restructuring expenses	1.8	—	—	1.8
Stock-based compensation expense	1.7	0.3	4.9	6.9
Capital expenditures	83.2	1.3	1.7	86.2

First Six Months 2007
Net sales to external customers	$462.1	$110.3	$—	$572.4
Intersegment sales	18.3	1.7	(20.0)	—
Total sales	480.4	112.0	(20.0)	572.4

Operating income (loss)	75.1	10.0	(21.2)	63.9
% Operating margin	15.6%	8.9%		11.2%
Adjusted % operating margin (see Table C)	15.9%	9.3%		11.4%

Depreciation and amortization	17.6	1.9	0.1	19.6
Business consolidation and restructuring expenses	1.2	0.4	—	1.6
Stock-based compensation expense	2.5	0.5	3.7	6.7
Capital expenditures	43.2	1.3	1.5	46.0

(a)   We do not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Operating Income	Table C

	Unaudited
	Quarter Ended June 30,		Six Months Ended June 30,
(In millions)	2008	2007	2008	2007

GAAP operating income	$29.3	$34.0	$65.7	$63.9
- Business Consolidation & Restructuring Expense	1.2	0.5	1.8	1.6
- Pension Settlement Expense	—	—	2.7	—
- Environmental Expense	7.6	—	7.6	—
Non-GAAP Operating Income	$38.1	$34.5	$77.8	$65.5
% of Net Sales	10.6%	11.9%	11.1%	11.4%
Includes:
- Stock Compensation Expense	$1.7	$1.9	$6.9	$6.7

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Net Income from Continuing Operations	Table D

	Unaudited
	Quarter Ended June 30,
	2008		2007
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income from continuing operations	$26.7	$0.27	$17.5	$0.18
- Tax adjustments (a)	(11.1)	(0.11)	—	—
- Environmental Expense (net of tax)	4.7	0.05	—	—
Non-GAAP net income from continuing operations	$20.3	$0.21	$17.5	$0.18

	Unaudited
	Six Months Ended June 30,
	2008		2007
	As Reported	EPS	As Reported	EPS

GAAP net income from continuing operations	$49.9	$0.51	$32.3	$0.33
- Tax adjustments (a)	(13.6)	(0.14)	—	—
- Pension Settlement Expense (net of tax)	1.7	0.02	—	—
- Environmental Expense (net of tax)	4.7	0.05	—	—
Non-GAAP net income from continuing operations	$42.7	$0.44	$32.3	$0.33

(a)

The second quarter 2008 tax adjustments include $11.1 million in net benefit primarily related to the reinstatement of U.S. deferred tax assets which had been previously written off. The six months 2008 tax adjustments also include $2.5 million of benefit related to the reversal of valuation allowances against U.S. deferred tax assets recorded in the first quarter.

Management believes that adjusted operating income and adjusted net income, which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results.  Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Net Income from Continuing Operations Per Common Share	Table E

	Unaudited
	Quarter Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2008	2007	2008	2007

Basic net income from continuing operations per common share:
Net income from continuing operations	$26.7	17.5	$49.9	$32.3
Weighted average common shares outstanding	96.2	94.4	96.2	94.4
Basic net income from continuing operations per common share	$0.28	0.18	$0.52	$0.34

Diluted net income from continuing operations per common share:
Net income from continuing operations	$26.7	17.5	$49.9	$32.3
Weighted average common shares outstanding – Basic	96.2	94.4	96.2	94.4

Plus incremental shares from assumed conversions:
Restricted stock units	0.3	0.3	0.3	0.4
Stock Options	1.3	1.6	1.3	1.5
Weighted average common shares outstanding–Dilutive	97.8	96.3	97.8	96.3
Diluted net income from continuing operations per common share	$0.27	0.18	$0.51	$0.33

Hexcel Corporation
Schedule of Total Debt, Net of Cash	Table F

	Unaudited
	June 30,	March 31,	December 31,
(In millions)	2008	2008	2007

Notes payable and current maturities of capital lease obligations	$1.7	$0.6	$0.4
Long-term notes payable and capital lease obligations	393.8	371.1	315.5
Total Debt	395.5	371.7	315.9
Less: Cash and cash equivalents	(19.3)	(26.4)	(28.1)
Total debt, net of cash	$376.2	$345.3	$287.8